                                                                     Exhibit 8.1
                                                                     -----------

                                 March 30, 1999

The Addressees Listed
  on Schedule I Hereto

                  Re: ABFS Mortgage Loan Trust 1999-1,
                      Mortgage Backed Notes, Series 1999-1
                      ------------------------------------

Ladies and Gentlemen:

         We have acted as special tax counsel in connection with the issuance and delivery of (x) certain mortgage backed notes denominated as ABFS Mortgage Loan Trust 1999-1, Mortgage Backed Notes, Series 1999-1, Class A-1 (the "Class A-1 Notes") and Class A-2 (the "Class A-2 Notes" and, together with the Class A-1 Notes, the "Notes"), pursuant to an Indenture, dated as of March 1, 1999 (the "Indenture"), by and between the ABFS Mortgage Loan Trust 1999-1 (the "Trust") and The Bank of New York, as indenture trustee (the "Indenture Trustee"), and (y) two classes of trust certificates (the "Trust Certificates"), pursuant to a Trust Agreement, dated as of March 1, 1999 (the "Trust Agreement"), by and among First Union Trust Company, National Association, as owner trustee (the "Owner Trustee"), Prudential Securities Secured Financing Corporation, and ABFS 1999-1, Inc., as unaffiliated seller (the "Unaffiliated Seller").

         Each class of Notes will be secured by a pledge of a separate portion of the assets of the Trust. The assets of the Trust (the "Trust Estate") will consist primarily of two pools of fixed-rate, closed-end, monthly-pay, business and consumer purpose home equity loans secured by first- or second-lien mortgages or deeds of trust on residential or commercial real properties (the "Mortgage Loans"). The Class A-1 Notes will be secured by the Mortgage Loans in the first pool ("Pool I") and the Class A-2 Notes will be secured by the Mortgage Loans in the second pool ("Pool II"). Each pool will constitute a separate sub-trust of the Trust. Each class of Trust Certificates evidences the entire beneficial ownership interest in the sub-trust of the Trust consisting of the related pool of Mortgage Loans.

         As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) a Prospectus, dated March 23, 1999, and a Prospectus Supplement, dated March 24, 1999 (together the "Prospectus"), with respect to the Notes, (b) an executed copy of the Indenture and the exhibits attached thereto, and (c) an executed copy of the Trust Agreement and the exhibits attached thereto. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in Appendix I to the Indenture.

         We have examined the question of whether the Notes issued under the Indenture will be treated as indebtedness for federal income tax purposes. Our analysis is based on the

The Addressees Listed
  on Schedule I Hereto;
March 30, 1999;
Page 2


provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

         In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

         Based upon the foregoing and upon the assumptions set forth below, we are of the opinion that for federal income tax purposes:

                  1. The Notes will be treated as indebtedness because (a) the characteristics of the Notes strongly indicate that in economic substance the Notes are a form of indebtedness and (b) the parties have stated unambiguously their intention to treat the Notes as indebtedness for tax purposes.

                  2. The statements under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" in the Prospectus are accurate and complete in all material respects.

                  3. Neither the sub-trust of the Trust consisting of the Pool I Mortgage Loans nor the sub-trust of the Trust consisting of the Pool II Mortgage Loans will be characterized as an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool.

         This opinion is furnished by us as counsel in connection with the conveyance of the Mortgage Loans to the Trust as of the date hereof. We express no opinion on any matter not discussed in this letter and we undertake no obligation to update this letter or the opinions contained herein after the date hereof. This opinion letter is rendered as of the Closing Date, at the request of the addressees hereof, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

                                       Very truly yours,


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                                   SCHEDULE I

Financial Security Assurance Inc.                             Prudential Securities Incorporated
350 Park Avenue                                               One New York Plaza
New York, New York 10022                                      New York, New York 10292

Chase Bank of Texas, N.A.,                                    Prudential Securities Secured Financing Corporation
  as Collateral Agent                                         One New York Plaza
801 West Greens Road                                          New York, New York 10292
Suite 200
Houston, Texas 77067

Standard & Poor's Ratings Services                            Moody's Investors Service, Inc.
25 Broadway                                                   99 Church Street
New York, New York 10004                                      New York, New York 10007

American Business Credit, Inc.                                The Bank of New York,
BalaPointe Office Centre                                        as Indenture Trustee
111 Presidential Boulevard, Suite 127                         101 Barclay Street
Bala Cynwyd, PA 19004                                         New York, New 10286

ABFS Mortgage Loan Trust 1999-1                               First Union Trust Company, National Association, as Owner
c/o First Union Trust Company, National Association, as         Trustee
  Owner Trustee                                               One Rodney Square
One Rodney Square                                             920 King Street, Suite 102
920 King Street, Suite 102                                    Wilmington, Delaware 19801
Wilmington, Delaware 19801